Media:	Investors:
Phil Terrigno	Mark Macaluso
+1 914-641-2143	+1 914-641-2064
phil.terrigno@itt.com	mark.macaluso@itt.com

ITT Announces New Board of Directors Appointment

STAMFORD, Conn., Jan. 17, 2024 – ITT Inc. (NYSE: ITT) today announced the election of Sharon Szafranski to its Board of Directors. Ms. Szafranski currently serves as Executive Vice President of the Welding segment at Illinois Tool Works (ITW), a Fortune 200 global multi-industrial manufacturing leader with revenues of more than $15 billion in 2022. Ms. Szafranski began her career at ITW in 1994.

“On behalf of the entire Board of Directors of ITT, I would like to welcome Sharon to the ITT Board. She is an accomplished executive with more than thirty years of manufacturing experience and brings extensive multi-industry and global business expertise as a sitting senior leader at ITW,” said ITT Chairman of the Board, Timothy H. Powers. “With this appointment, we continue to execute on our commitment to Board refreshment and evolving our capabilities and skillsets to remain aligned with ITT’s strategic focus. Similar to last year’s additions to the Board, Sharon also brings broad strategy and innovation experience. We are very pleased to add such a highly respected and accomplished leader to ITT.”

“Sharon’s very successful tenure at ITW, where she has built and grown multiple large industrial businesses, is a testament to her strategic capabilities,” said ITT Chief Executive Officer and President Luca Savi. “She has considerable experience fostering innovation with highly engineered products, similar to the ITT portfolio. She also shares our values of service leadership, integrity, humility and collaboration, which are critical elements of the ITT culture. We look forward to benefitting from her knowledge and experience.”

The appointment of Ms. Szafranski is effective as of Jan. 17, 2024. The Board also appointed Ms. Szafranski to the Company’s Audit Committee, effective at the time of election.

About Sharon Szafranski

Sharon Szafranski currently serves as Executive Vice President of the Welding segment at ITW, where she has full P&L responsibility for a ~$1.9 billion business with approximately 3,500 employees. She has spent nearly 30 years with ITW and has held 11 different roles of increasing responsibility in the organization, beginning as a sales trainee in 1994. ITW operates across seven segments, including Automotive OEM, construction products and food equipment, and is based in Glenview, Illinois.

Ms. Szafranski holds a Bachelor of Science, Accounting from Miami University in Oxford, Ohio.

About ITT

ITT is a diversified leading manufacturer of highly engineered critical components and customized technology solutions for the transportation, industrial, and energy markets. Building on its heritage of innovation, ITT partners with its customers to deliver enduring solutions to the key industries that underpin our modern way of life. ITT is headquartered in Stamford, Connecticut, with employees in more than 35 countries and sales in approximately 125 countries. For more information, visit www.itt.com.

ITT-O